Exhibit 4.9 (a)

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of the 10th day of December, 2004, by and among CABOT OIL & GAS CORPORATION (“Borrower”), FLEET NATIONAL BANK, as Administrative Agent, and the Banks party hereto.

W I T N E S S E T H:

WHEREAS, Borrower, Administrative Agent and Banks named therein entered into that certain Credit Agreement dated as of October 28, 2002 (the “Original Agreement”) for the purposes and consideration therein expressed; and

WHEREAS, Borrower, Administrative Agent and Banks desire to amend the Original Agreement for the purposes described herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I. — Definitions and References

§ 1.1. Terms Defined in the Original Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment.

§ 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this § 1.2.

“Amendment” means this First Amendment to Credit Agreement.

“Credit Agreement” means the Original Agreement as amended hereby.

ARTICLE II. — Amendments

§ 2.1. Definitions. The definitions of “Commitment”, “Required Banks” and “Termination Date” set forth in Section 1.01 of the Original Agreement are hereby amended in their entirety to read as follows:

“Commitment” means, with respect to each Bank, the amount set forth opposite the name of such Bank on the Commitment Schedule as its Commitment, as such amount may be increased or reduced from time to time pursuant to Section 2.07 or increased or reduced by reason of an assignment pursuant to Section 9.06, or the obligation of such Bank to make Loans pursuant to Section 2.01 not to exceed such amount, as the context may require, and “Commitments” means the aggregate Commitments of all of the Banks.

“Required Banks” means at any time Banks more than 50% of the aggregate amount of the Commitments then in effect, or, if the Commitments shall have been terminated, holding Notes evidencing more than 50% of the aggregate principal amount of the Loans and LC Obligations then outstanding.

“Termination Date” means December 10, 2009, or if such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

Section 1.01 of the Original Agreement is further amended by adding a new definition of “Commitment Schedule”, immediately following the definition of “Commitment”, to read as follows:

“Commitment Schedule” means the schedule annexed hereto denominated as such.

§ 2.2. Increase in Aggregate Commitments. Section 2.07 of the Original Agreement is hereby amended in its entirety to read as follows:

SECTION 2.07. Increase, Termination or Reduction of Commitments.

(a) Optional Increase. Borrower shall have the right, without the consent of the Banks but with the prior approval of the Administrative Agent, not to be unreasonably withheld, to cause from time to time an increase in the aggregate Commitments by adding to this Agreement one or more additional Banks or by allowing one or more Banks to increase their respective Commitments; provided however (i) no Default shall have occurred hereunder which is continuing, (ii) no such increase shall result in the aggregate Commitments to exceed $350,000,000, and (iii) no Bank’s Commitment shall be increased without such Bank’s consent. Upon any increase in the aggregate Commitments pursuant to the immediately preceding sentence, the Banks hereby authorize the Administrative Agent and the Borrower to make non-ratable borrowings and prepayments of the Loans, and if any such prepayment requires the payment of Euro-Dollar Loans, Borrower shall pay any required amounts pursuant to Section 2.11 other than on the last day of the applicable Interest Period, in order to ensure that the Loans of the Banks shall be outstanding on a ratable basis in accordance with their respective Commitments after taking into account such increase, and no such borrowing or prepayment shall violate any provisions of this Agreement.

(b) Mandatory Termination. The Commitments shall terminate on the Termination Date.

(c) Optional Termination or Reduction. The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

§ 2.3. Mandatory Prepayments. The second sentence of Section 2.09(b) of the Original Agreement is hereby amended in its entirety to read as follows:

Borrower shall, contemporaneously with any asset sale, transfer or disposition permitted under Section 5.12, apply the net cash proceeds of such sale, transfer or disposition to reduce any Debt Limit Excession resulting from any concurrent reduction in the Debt Limit pursuant to Section 5.10(b)(iii).

Section 2.09(b)(ii) of the Original Agreement is hereby amended in its entirety to read as follows:

(ii) prepay the principal of the Loans in up to six monthly installments in an aggregate amount at least equal to such Debt Limit Excession, with each such installment equal to or in excess of one-sixth of such Debt Limit Excession, and with the first such installment to be paid one month after the giving of such notice and the subsequent installments to be due and payable at one month intervals thereafter until such Debt Limit Excession has been eliminated, or

§ 2.4. Debt Limit. Clause (B) of the first sentence of Section 5.10(b)(ii) of the Original Agreement is hereby amended in its entirety to read as follows:

(B) at any one time during any 12-month period, if the Required Banks so elect by notice to the Borrower and the Administrative Agent, and, in either such case, notify such proposed Debt Limit to each of the other Banks.

§ 2.5. Deletion of Asset Coverage Ratio. Section 5.13(b) of the Original Agreement is hereby deleted in its entirety.

§ 2.6. Commodity Hedges. Section 5.19 of the Original Agreement is hereby amended in its entirety to read as follows:

SECTION 5.19. Commodity Hedges and Interest Rate Protection Agreements. The Borrower will not, and will not permit any Subsidiary to, be a party to or be bound by any Commodity Hedge or interest rate protection agreement, other than (a) to hedge or mitigate risks to which the Borrower or such Subsidiary has actual or projected exposure, (b) as to interest rate protection agreements, to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or any other agreements or arrangements designed to protect such Person against fluctuations in interest rates with respect to any interest-bearing liability or investment of the Borrower or such Subsidiary and (c) as permitted under the risk management policies approved by the Borrower’s Board of Directors from time to time and not subjecting the Borrower or any Subsidiary to material speculative risks.

§ 2.7. Pricing Schedule. The Pricing Schedule attached to the Original Agreement is hereby amended in its entirety to read as set forth on the Pricing Schedule attached hereto.

§ 2.8. Commitment Schedule. The Original Agreement is hereby amended by adding a Commitment Schedule immediately following the Pricing Schedule, to read as set forth on the Commitment Schedule attached hereto.

§ 2.9. New Debt Limit. Borrower has requested that the Banks redetermine the Debt Limit. Accordingly, pursuant to Section 5.10(b)(ii)(B) of the Credit Agreement, the Banks hereby approve, and the Administrative Agent hereby designates, a new Debt Limit of $530,000,000, effective as of the date hereof and continuing until but not including the next date as of which the Debt Limit is redetermined.

§ 2.10. New Bank. Upon its execution and as of the effectiveness hereof, Bank of Scotland shall be a party to the Credit Agreement and shall have the rights and obligations of a Bank thereunder. In connection therewith, upon the effectiveness hereof, Borrower, Administrative Agent and Banks shall (i) make adjustments to the outstanding principal amount of all Loans (but not any interest accrued thereon prior to the date hereof or any accrued commitment fees under the Credit Agreement prior to the date hereof), including the borrowing of additional Loans and the repayment of Loans plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Loans by each Bank in the amount of its new share of all Loans as of the date hereof and (ii) make adjustments to the Commitments as shall be necessary to provide that the Commitment of each Bank is as set forth on the Commitment Schedule. Any adjustment of any Euro-Dollar Loans shall (i) constitute a payment or prepayment of all or a portion of such Euro-Dollar Loans and (ii) entitle Banks to any reimbursements under Section 2.11 of the Credit Agreement as a result thereof. Each Bank shall be deemed to have made an assignment of its outstanding Loans and Commitment under the Credit Agreement, and assumed outstanding Loans and Commitment of other Banks under the Credit Agreement as may be necessary to effect the foregoing. For purposes of the foregoing, the Banks that are lenders under the Original Agreement hereby waive any requirements for notice of prepayment, minimum amounts of prepayments of Loans, ratable reductions of the commitments of the Banks under the Original Agreement and ratable payments on account of the principal or interest of any Loan under the Original Agreement to the extent such prepayment, reductions or payments are required under the Original Agreement.

ARTICLE III. — Conditions of Effectiveness

§ 3.1. Effective Date. This Amendment shall become effective as of the date first written above, when and only when

(a) Administrative Agent shall have received, at Administrative Agent’s office a counterpart of this Amendment executed and delivered by Borrower and Banks, a Note executed and delivered by Borrower for the account of Bank of Scotland, and the executed and delivered consent of each Subsidiary Guarantor;

(b) Administrative Agent shall have received, for the account of Administrative Agent and Banks, all arrangement and upfront fees payable to Administrative Agent or any Bank;

(c) Administrative Agent shall have additionally received all of the following documents, each document (unless otherwise indicated) being dated the date of receipt thereof by

Administrative Agent, duly authorized, executed and delivered, and in form and substance satisfactory to Administrative Agent:

(i) Legal Opinions. Opinions of Baker Botts, LLP, special counsel for the Borrower and the Subsidiary Guarantors, and Lisa A. Machesney, Vice President, Managing Counsel and Corporate Secretary of the Borrower and the Subsidiary Guarantors, with respect to the Original Agreement, as amended hereby, in form and substance similar to those opinions delivered in connection with the Original Agreement;

(ii) Closing Certificate. A certificate signed by the chief financial officer, chief accounting officer or treasurer of the Borrower, to the effect set forth in clauses (b), (c) and (d) of Section 3.02 of the Credit Agreement;

(iii) Corporate Documents. Documents relating to the existence of the Borrower and each Subsidiary Guarantor, the corporate authority for and the validity of the Financing Documents, and any other matters relevant hereto;

(iv) Supporting Documents. Such supporting documents as Administrative Agent may reasonably request.

ARTICLE IV. — Representations and Warranties

§ 4.1. Representations and Warranties of Borrower. In order to induce Administrative Agent and Banks to enter into this Amendment, Borrower represents and warrants to Administrative Agent and each Bank that:

(a) the representations and warranties of the Borrower contained in the Credit Agreement (except the representations and warranties covering historical information in Sections 4.04(a) and (b) and the first sentence of Section 4.05, and except to the extent the representations and warranties would cover price and other economic assumptions furnished by the Required Banks under Section 5.09(d)) are be true and correct on and as of the date hereof;

(b) no Default has occurred and is continuing;

(c) the execution, delivery and performance by the Borrower of this Amendment and each other Financing Document to which it is a party, and by each Subsidiary Guarantor of the Financing Documents to which it is a party, are within the Borrower’s and each Subsidiary Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or any Subsidiary Guarantor or of any agreement or instrument evidencing or governing Debt of the Borrower or any Subsidiary or any other agreement, instrument, judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary Guarantor pursuant to any such agreement, instrument, judgment, injunction, order or decree;

(d) this Amendment constitutes a valid and binding agreement of the Borrower and each of the other Financing Documents, when executed and delivered in accordance with the Credit Agreement, constitute valid and binding obligations of the Borrower and each Subsidiary Guarantor, to the extent a party thereto, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

ARTICLE V. — Miscellaneous

§ 5.1. Ratification of Agreements. The Original Agreement, as hereby amended, is hereby ratified and confirmed in all respects. The Financing Documents, as they may be amended or affected by this Amendment, are hereby ratified and confirmed in all respects by Borrower. Any reference to the Credit Agreement in any Financing Document shall be deemed to refer to this Amendment also. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Administrative Agent or any Bank under the Credit Agreement or any other Financing Document nor constitute a waiver of any provision of the Credit Agreement or any other Financing Document.

§ 5.2. Survival of Agreements. All representations, warranties, covenants and agreements of Borrower shall survive the execution and delivery of this Amendment and the performance hereof, including without limitation the making or granting of each Loan, and shall further survive until all of the Indebtedness is paid in full. All statements and agreements of Borrower or any Subsidiary Guarantor contained in any certificate or instrument delivered by Borrower or any Subsidiary Guarantor hereunder or under the Credit Agreement to Administrative Agent or any Bank shall be deemed to constitute representations and warranties by, or agreements and covenants of, Borrower under this Amendment and under the Credit Agreement.

§ 5.3. Financing Document. This Amendment is a Financing Document, and all provisions in the Credit Agreement pertaining to Financing Documents apply hereto.

§ 5.4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA IN ALL RESPECTS, INCLUDING CONSTRUCTION, VALIDITY AND PERFORMANCE.

§ 5.5. Counterparts. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. Delivery of an executed signature page by facsimile transmission shall be effective as delivery of a manual executed counterpart.

IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

BORROWER:

CABOT OIL & GAS CORPORATION

By:	/s/ Scott C. Schroeder
Scott C. Schroeder
Vice President and Chief Financial Officer

BANKS:

FLEET NATIONAL BANK,
Administrative Agent and a Bank

By:	/s/ Michael J. Brochetti
Name:	Michael J. Brochetti
Title:	Director

HARRIS NESBITT FINANCING, INC.
(f/k/a BMO Nesbitt Burns Financing, Inc.),
Documentation Agent and a Bank

By:	/s/ James V. Ducote
Name:	James V. Ducote
Title:	Vice President

JPMORGAN CHASE BANK, N.A.
(successor-in-interest to Bank One, NA),
Syndication Agent and a Bank

By:	/s/ Elizabeth Pavlas
Name:	Elizabeth Pavlas
Title:	Associate

THE BANK OF NEW YORK

By:	/s/ Craig J. Anderson
Name:	Craig J. Anderson
Title:	Vice President

BNP PARIBAS

By:	/s/ David Dodd
Name:	David Dodd
Title:	Director

By:	/s/ Larry Robinson
Name:	Larry Robinson
Title:	Director

THE FROST NATIONAL BANK

By:	/s/ Thomas H. Dungan
Name:	Thomas H. Dungan
Title:	Senior Vice President

UFJ BANK LIMITED

By:	/s/ Clyde L. Redford
Name:	Clyde L. Redford
Title:	Senior Vice President

COMERICA BANK
(f/k/a Comerica Bank-Texas)

By:	/s/ Charles E. Hall
Name:	Charles E. Hall
Title:	Senior Vice President

BANK OF SCOTLAND

By:	/s/ Amena Nabi
Name:	Amena Nabi
Title:	Assistant Vice President

CONSENT OF GUARANTOR

The undersigned hereby consents to the provisions of this Amendment and the transactions contemplated herein and hereby (i) ratifies and confirms its guaranty made by it for the benefit of Administrative Agent and Banks pursuant to that certain Subsidiary Guaranty dated October 28, 2002, and (iii) expressly acknowledges and agrees that the undersigned guarantees all Indebtedness, including all indebtedness, liabilities and obligations arising under or in connection with any and all Notes, pursuant to the terms of such guaranty, and agrees that its obligations and covenants thereunder are unimpaired hereby and shall remain in full force and effect.

CODY TEXAS, L.P.

By:	Cody Oil & Gas, Inc.
its general partner

By:	/s/ Scott C. Schroeder
Scott C. Schroeder
Vice President, CFO and Treasurer

PRICING SCHEDULE

Each of “Euro-Dollar Margin”, “LC Fee Rate”, “Base Rate Margin” and “Commitment Fee Rate” means, for any date, the rate set forth below in the row opposite such term and in the column corresponding to the Debt Percentage that exists on such date:

	Debt Percentage
	Lower than 50%	50% or higher, but not exceeding 75%	Higher than 75%, but not exceeding 90%	Higher than 90%
Euro-Dollar Margin and LC Fee Rate	1.000%	1.250%	1.500%	1.750%
Base Rate Margin	0.000%	0.000%	0.250%	0.500%
Commitment Fee Rate	0.250%	0.250%	0.250%	0.250%

COMMITMENT SCHEDULE

Bank	Commitment
Fleet National Bank	$40,000,000
Harris Nesbitt Financing, Inc.	$35,000,000
JPMorgan Chase Bank	$35,000,000
The Bank Of New York	$30,000,000
BNP Paribas	$30,000,000
The Frost National Bank	$20,000,000
UFJ Bank Limited	$20,000,000
Comerica Bank	$20,000,000
Bank of Scotland	$20,000,000

TOTAL	$250,000,000